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DESTINATION MATERNITY CORPORATION
(Name of registrant as specified in its charter)

ORCHESTRA-PRÉMAMAN S.A.
YELED INVEST S.A.
 (Name of person(s) filing proxy statement, if other than the registrant)

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Orchestra-Prémaman S.A. and Yeled Invest S.A. (collectively, "Orchestra"), have filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying BLUE proxy card to be used to solicit votes in opposition to Destination Maternity Corporation's slate of director nominees at the 2017 annual meeting of shareholders (the "Annual Meeting") of Destination Maternity Corporation.

On October 12, 2017, Orchestra issued the following press release:

Orchestra-Prémaman S.A. Sends Letter and Definitive Proxy Materials to Destination Maternity Shareholders

- Urges Shareholders to Vote the BLUE Proxy Card AGAINST the Four Status Quo Directors at the Upcoming Annual Meeting of Shareholders

SAINT-AUNÈS, France, October 12 /PRNewswire/ -- Orchestra-Prémaman S.A. and Yeled Invest S.à r.l.  (collectively, the "Orchestra Participants") announced today that they have sent definitive proxy materials and a letter urging Shareholders of Destination Maternity Corporation ("DEST" or the "Company") to vote AGAINST the status quo directors of the company.
The full text of the letter is as follows:

Make YOUR Voice Heard at Destination Maternity's October 19, 2017 Annual Meeting

Please vote Orchestra-Prémaman's enclosed BLUE voting form AGAINST the Status Quo Nominees today!
October 12, 2017

Dear Fellow Destination Maternity Shareholder:

One thing is clear after years of drastic stock price free-fall:  positive change won't come to Destination Maternity Corporation ("Destination" or the "Company") unless shareholders clear out the four resistant Status Quo Nominees.  Orchestra-Prémaman S.A. and Yeled Invest S.A. (collectively "Orchestra") is the company's largest shareholder, owning approximately 13.8% of the shares outstanding shares.  We have invested more than $15M into the Company and like most of our fellow shareholders have seen a precipitous decline in the value of our shares—in fact, we have lost approximately 80% of the value of our Destination investment.  We firmly believe that makes our interests aligned with all shareholders who want to see shareholder value restored to our Company.  We are giving you the shareholders the power to cause that change that is needed by voting AGAINST all the Status Quo Nominees. Hold them accountable for the decline!   If you have already voted the Company's card, a later-dated BLUE voting form will revoke your previously cast vote.   Only the latest dated vote counts.

Let's look at the facts:

•
The Status Quo Nominees have failed to implement their own vague 2014 turnaround plan, but now want you to believe they are the leaders to execute some future turnaround plan they are still developing at unknown expense.

•
The Status Quo Nominees have provided no explanation of the nominating and governance committee selection process, or how the Status Quo Nominees who have overseen the historic downturn can possibly be the best qualified directors to lead critically important efforts.

•
Despite the company's challenges, the nominating and governance committee never even met during the last fiscal year!  As a result of this fundamental failure of corporate governance, one of the leading institutional advisory firms, Glass Lewis & Co.  recommend against Ms. Payner-Gregor before Orchestra even filed definitive proxy material.

•
Glass Lewis & Co. said this about the failure of the committee: "When this committee fails to convene at least once a year, we question whether it is able to fully perform these duties. In our view, the nominating and corporate governance committee chair is responsible for convening the committee and ensuring that it fulfills its duty to shareholders. Here we believe the chair has not performed that responsibility to the satisfaction of shareholders."

•
The Company has failed to provide a meaningful explanation for why one director is not seeking re-election, and why the Board is shrinking to only four directors.   We believe this is too small of a board that lacks the diversity of skill and qualities that will move Destination Maternity in the right direction.

•	Before Orchestra offered you this choice, the Status Quo Nominees were content with you rubber stamping more of the same. They expect you to reward their performance by reelecting them.

The status quo has resulted in an astounding destruction of between approximately 85% and 93% under the failed reign of Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor and B. Allen Weinstein (the "Status Quo Nominees").  Orchestra believes you have suffered enough already.  Don't You?

You can finally hold the directors accountable

  As shareholders, we have an opportunity to finally hold the Board accountable.  The Company has massively underperformed, and it has repeatedly failed to deliver against its own stated "turnaround plan."  Orchestra supports your desire to maximize the long-term value of Destination stock.  That is exactly the same as our desire at Orchestra.  Use the enclosed BLUE voting form to make a change.  It gives you the opportunity to refresh the Board.

Destination has massively underperformed its peer indexes.

As a stockholder, you know that the Company's share price has been declining precipitously for years.  Just look at the numbers and let them speak for themselves.

We believe the single most effective metric to use when measuring value creation or value destruction at a public company is its stock price.  While many of the Company's peers have experienced an overall upward trend in their stock prices, as indicated by the S&P 500 Apparel Retail Index, Destination has suffered a staggering stock price decline since approximately November of 2013 – each Status Quo Director was a member of the Board prior to November 2013 and has overseen this value destruction.

Price Performance
400%
380%
360%
340%
320%
300%
280%
260%
240%
220%
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
8/14/2009
11/14/2009
2/14/2010
5/14/2010
8/14/2010
11/14/2010
2/14/2011
5/14/2011
8/14/2011
11/14/2011
2/14/2012
5/14/2012
8/14/2012
11/14/2012
2/14/2013
5/14/2013
8/14/2013
11/14/2013
2/14/2014
5/14/2014
8/14/2014
11/14/2014
2/14/2015
5/14/2015
8/14/2015
11/14/2015
2/14/2016
5/14/2016
8/14/2016
11/14/2016
2/14/2017
5/14/2017
8/14/2017
Destination Maternity
S&P 500 Apparel Retail Index
NASDAQ
S&P 500 Index

Source: FactSet Research Systems Inc.

Our calculations based on publicly available sources show that as compared to the closing stock price of the Company on September 22, 2017 (the business day immediately prior to the day Orchestra issued its Stop, Look and Listen Letter) the Company's stock price had dropped by over 85% since each Status Quo Director joined the Board.  The below chart shows the Company's closing stock price as of the day each of the Status Quo Nominees joined the Board, the closing stock price of the Company as of September 22, 2017 and the percentage decrease between these two dates.

Status Quo Director	Company Stock Price as of date Status Quo Director was Appointed to the Board	Company Stock Price as of Sept. 22, 2017	Percentage Decrease[1]
Michael Blitzer	$22.98 (1/25/2013)	$1.51	93.43%
Barry Erdos	$10.15 (1/22/2010)[2]	$1.51	85.12%
Melissa Payner-Gregor	$10.80 (8/14/2009)	$1.51	86.02%
B. Allen Weinstein	$10.15 (1/22/2010)	$1.51	85.12%

Source: FactSet Research Systems Inc.
Do you think the Status Quo Nominees can turnaround Destination?
•	Other struggling apparel companies, such as The Children's Place, Inc., have experienced successful turnarounds under competent leadership.
•	Orchestra has no confidence that the Status Quo Nominees who have overseen that share price devastation at Destination can supervise effective change.
•
Orchestra believes that your decision to hold the Status Quo Nominees accountable by voting AGAINST the Status Quo Nominees is the only way to empower the quality directors that you deserve to be in charge at Destination.

•
We believe that the desertion of the former CEO and Chairman has set the Company dangerously adrift, and that interested shareholders have a right to seek to use their rights under Destination's bylaws to facilitate the identification and appointment of new, better qualified directors not linked to historically poor results.

•	Fresh board and management leadership that is in tune with the needs of the market is desperately needed.

Destination's upcoming annual meeting is critically important

If Destination's recent communications are any indication, the Status Quo Nominees plan to sway you with emotionally charged language and blatant innuendo.  They want to cloud the issues.  They want to scare you.  Given their track record, that is not really surprising.
We want you to stay focused on the opportunity to change things at the October 19 Annual Meeting:

•	The Company's governing documents give you the right to free yourself from the four Status Quo Nominees who have presided over the shocking evaporation of Destination's stock price.
•	The Company's governing documents compel the directors to offer their resignations if you vote against their re-election.
•	The Company would be irresponsible to thwart the will of its shareholders and true owners by not accepting those resignations.
•	The Company is obligated to conduct an orderly, efficient and successful search for superior replacement directors better able to reverse Destination's decline.
•	All you have to do is vote AGAINST the Status Quo Nominees TODAY by telephone, Internet or on Orchestra's BLUE Proxy Card.

1 The following stock price percentage decreases do not reflect dividends or other reinvestments.
2 Please note that for Status Quo Nominees Messrs. Erdos and Weinstein, we have used the date of the 2010 Annual Meeting.

Destination possesses unrealized value.  It's well past time for a change.

Vote the BLUE voting form today!

Vote the BLUE voting form to help us deliver the necessary change to strengthen Destination for the future.  It is important that you submit the BLUE form.  If you receive a white proxy card or voting instruction from Destination, do NOT return it.  If you have returned a white voting form, send your BLUE voting form to revoke your previously cast vote.  Only your latest dated vote counts.   Please make sure to vote each and every BLUE voting form, since you may have multiple accounts.  If you have questions or need assistance with the BLUE voting form, contact our proxy solicitor, Saratoga Proxy Consulting at (212) 257-1311 or (888) 368-0379.

Warning Regarding Forward Looking Statements
THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS, EXPECTATIONS, ESTIMATES AND PROJECTIONS REGARDING THE COMPANY AND PROJECTIONS REGARDING THE INDUSTRY IN WHICH IT OPERATES. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. FURTHER, SUCH RISKS, REASONS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. ACCORDINGLY, YOU SHOULD NOT RELY UPON FORWARD-LOOKING STATEMENTS AS A PREDICTION OF ACTUAL RESULTS AND ACTUAL RESULTS MAY VARY MATERIALLY FROM WHAT IS EXPRESSED IN OR INDICATED BY THE FORWARD-LOOKING STATEMENTS.